Exhibit 4.9
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ANY APPLICABLE STATE SECURITIES LAW REQUIREMENTS HAVE BEEN MET OR (II) EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF APPLICABLE STATE SECURITIES LAWS ARE AVAILABLE.
$                    .00
KONA GRILL, INC.
FIRST AMENDED AND RESTATED PROMISSORY NOTE
April 7, 2009
Kona Grill, Inc., a Delaware corporation (the “Company”), the principal office of which is located at 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251, for value received hereby promises to pay to                      (the “Holder”), the principal sum of                      Dollars ($                    ), or such lesser amount as shall then be outstanding hereunder. The principal amount hereof and any unpaid accrued interest hereon, as set forth below, shall be due and payable (i) upon the occurrence of an Equity Funding Event (the “Maturity Date”); or (ii) when declared due and payable by the Holder upon the occurrence of an Event of Default (as defined below). Payment for all amounts due hereunder shall be made by mail to the registered address of the Holder.
This First Amended and Restated Promissory Note (the “Note”) amends and restates the Promissory Note in the original principal amount of $                     (the “Original Note”), issued by Company to Holder pursuant to the terms of a Note and Warrant Purchase Agreement, dated March 5, 2009, by and between Company and Holder. The issuance of the Original Note was effected pursuant to a private offering of up to $1.5 million principal amount of notes issued by the Company during March 2009 (the “Note Offering”).
The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:
1. Definitions. As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:
(i) “Company” includes any corporation which shall succeed to or assume the obligations of the Company under this Note.
(ii) “Equity Funding Event” shall mean the closing of an offering of equity securities by the Company generating gross proceeds to the Company of at least $2.5 million.
(iii) “Holder,” when the context refers to a holder of this Note, shall mean any person who shall at the time be the registered holder of this Note.
2. Stated Interest Rate . Except as provided in Section 3 below, the principal balance outstanding hereunder from time to time shall bear interest at rate of ten percent (10.0%) per annum (the “Stated Rate”).
3. Additional Interest Rate. The “Additional Interest Rate” shall be an aggregate of sixteen percent (16%) per annum. The principal balance outstanding hereunder from time to time shall bear interest at the Additional Interest Rate from and after the earlier of (a) the date of the occurrence of an Event of Default (as hereinafter defined) hereunder, until such Event of Default is timely cured; or (b) September 2, 2009, until all accrued interest and other amounts payable hereunder are paid in full.

4. Payments. This Note shall be payable as follows:
(a) Interest Payments. Monthly installments consisting of accrued interest on the outstanding principal hereunder, commencing on April 30, 2009, and on the last day of each month thereafter until the principal balance outstanding hereunder, together with all accrued interest and other amounts payable hereunder, are paid in full.
(b) Final Payment. The principal balance outstanding hereunder, together with all accrued interest and other amounts payable hereunder, if not sooner paid as provided herein shall be due and payable on the Maturity Date.
5. Events of Default. If any of the events specified in this Section 5 shall occur (each, an “Event of Default”), the Holder of this Note may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company:
(i) The Company has failed to pay interest under this Note when due and payable and such default is not cured by the Company within thirty (30) days after the Holder has given the Company written notice of such default; or
(ii) The Company has failed to pay the principal and all accrued, unpaid interest on the Maturity Date; or
(iii) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or
(iv) If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver, or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or
(v) Any declared default of the Company under any Senior Indebtedness (as defined below) that gives the holder thereof the right to accelerate such Senior Indebtedness, and such Senior Indebtedness is in fact accelerated by the holder.
6. Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Company’s Senior Indebtedness, as hereinafter defined.
6.1 Senior Indebtedness. As used in this Note, the term “Senior Indebtedness” shall mean the principal of and unpaid accrued interest on: (i) all secured indebtedness of the Company to banks, commercial finance lenders, insurance companies, or other financial institutions regularly engaged in the business of lending money, which is for money borrowed by the Company, and (ii) any such indebtedness or any debentures, notes, or other evidence of indebtedness issued in exchange for or to refinance such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor; provided, however, that the aggregate balance of all Senior Indebtedness outstanding at any given time shall not exceed $25,000,000 in principal amount unless the Holder consents in writing to an amount of Senior Indebtedness in excess of this amount.

6.2 Default on Senior Indebtedness. If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshalling of the assets and liabilities of the Company, or if this Note shall be declared due and payable upon the occurrence of an event of default with respect to any Senior Indebtedness, then (i) no amount shall be paid by the Company in respect of the principal of or interest on this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Holder of this Note that shall assert any right to receive any payments in respect of the principal of and interest on this Note, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding.
6.3 Effect of Subordination. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 6 to receive cash, securities, or other properties otherwise payable or deliverable to the Holder of this Note, nothing contained in this Section 6 shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers, and remedies otherwise provided herein or by applicable law.
6.4 Subrogation. Subject to the payment in full of all Senior Indebtedness and until this Note shall be paid in full, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of Section 6.2 above) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of this Note; and for the purpose of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Holder would be entitled except for the provisions of this Section 6 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.
6.5 Undertaking. By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the foregoing provisions of this Section 6.
7. Prepayment. Upon prior written notice to the Holder, the Company may at any time prepay in whole or in part, without penalty, the principal sum, plus accrued interest to date of payment, of this Note.
8. Assignment. Neither the Company nor Holder may assign or transfer this Note without the consent of the other party. Subject to the receipt of such consent (which shall not be unreasonably withheld), and subject to the restrictions on transfer described in Section 10 below, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators, and transferees of the parties.
9. Waiver and Amendment. Any provision of this Note may be amended, waived, or modified upon the written consent of (a) the Company and Holder, and (b) Holders of at least a majority of the aggregate principal amount of Notes issued in the Note Offering.

10. Transfer of This Note. In the event the Company and Holder consent to the transfer of this Note as provided in Section 8, with respect to any offer, sale, or other disposition of this Note, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder’s counsel, to the effect that such offer, sale, or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Promptly upon receiving such written notice and reasonably satisfactory opinion, if so requested, the Company shall notify such Holder that such Holder may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 10 that the opinion of counsel for the Holder is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly after such determination has been made. Each Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required.
11. Notices. Any notice, request, or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if personally served on the party to whom such notice is to be given, on the date of transmittal of service via telecopy to the party to whom notice is to be given (with a confirming copy delivered within 24 hours thereafter), or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified mail, postage prepaid, or via a recognized overnight courier providing a receipt for delivery and properly addressed at the respective addresses of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder.
12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, excluding that body of law relating to conflict of laws.
13. Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.
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IN WITNESS WHEREOF, the Company has caused this Note to be issued this 7th day of April, 2009.

KONA GRILL, INC.
By:
Mark S. Robinow, Chief Financial Officer

Name of Holder:
Address: